Exhibit 99.2

ATEC ANNOUNCES CLOSING

OF PUBLIC STOCK OFFERING AND FULL EXERCISE

OF UNDERWRITERS’ OPTION TO PURCHASE

ADDITIONAL STOCK

CARLSBAD, Calif., October 16, 2020 — Alphatec Holdings, Inc. (“ATEC”) (NASDAQ: ATEC), a provider of innovative spine surgery solutions dedicated to revolutionizing the approach to spine surgery, today announced the closing of its previously announced underwritten public offering of 13,142,855 shares of its common stock, which includes the full exercise of the underwriters’ option to purchase 1,714,285 additional shares of common stock, at a public offering price of $8.75 per share, for total gross proceeds of approximately $115.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by ATEC.

Morgan Stanley and Cowen acted as joint book-running managers in the offering. Canaccord Genuity acted as lead manager in the offering, with Lake Street Capital Markets and Northland Capital Markets acting as co-managers.

The shares of common stock were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-241677) previously filed with and declared effective by the Securities and Exchange Commission. The offering was made by means of a prospectus supplement and the accompanying prospectus. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed previously with the SEC and are available on the SEC’s website at www.sec.gov. The final prospectus supplement and accompanying base prospectus will be filed with the SEC and available on the SEC’s website thereafter, and, when available, may also be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or by e-mail at prospectus@morganstanley.com or Cowen and Company, LLC, at c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (833) 297-2926 or by email at PostSaleManualRequests@broadridge.com.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ATEC

Alphatec Holdings, Inc. (ATEC), through its wholly-owned subsidiaries, Alphatec Spine, Inc. and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction. ATEC’s Organic Innovation Machine is focused on developing new approaches that integrate seamlessly with the SafeOp Neural InformatiX System to safely and reproducibly treat spine’s various pathologies and achieve the goals of spine surgery. Alphatec’s vision is to become the Standard Bearer in Spine. For more information, visit us at www.atecspine.com.

Company Contact:

Jeff Black

Chief Financial Officer

investorrelations@atecspine.com

Investor/Media Contact:

Tina Jacobsen

Investor Relations

(760) 494-6790

investorrelations@atecspine.com